Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
502-580-3644
E-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
502-580-3674
E-mail: Tnoland@humana.com

Amiee Goforth
Ochsner Clinic Foundation
504-842-4303
E-mail: AgoForth@ochsner.org

Jim Pittman
Ochsner Health Plan of Louisiana
504-219-5959
E-mail: Jpittman@ophnow.com

Humana Inc. to Acquire Ochsner Health Plan of Louisiana

Acquisition to add approximately 190,000 medical members

LOUISVILLE, KY (December 19, 2003) - Humana Inc. (NYSE: HUM) announced today that its subsidiary, Humana Insurance Company, has reached a definitive agreement with the Ochsner Clinic Foundation of New Orleans, Louisiana to acquire all of the outstanding shares of common stock of Ochsner Health Plan.

     Ochsner Health Plan is one of the largest health benefits plan in the New Orleans market and the third largest in the state of Louisiana with approximately 152,000 Commercial medical members, primarily in large group accounts, and approximately 36,000 members in the Medicare+Choice program. Ochsner Health Plan is licensed in all 64 of Louisiana's parishes.

     "We are pleased to enter the New Orleans market through the acquisition of Ochsner Health Plan, a company rich in its history of partnering with providers that offer both breadth and depth of skill sets in caring for its members," said Michael B. McCallister, Humana's president and chief executive officer. "We are excited to be able to combine Ochsner's reputation with Humana's consumer-centric philosophy, and anticipate our innovative products, supported by industry leading tools and technology, to complement the provider experience Ochsner's customers value today."

     Humana's presence in the South - an area growing in population and commercial activity - will be significantly enhanced by this purchase. In addition to creating a new Humana market in New Orleans, the Ochsner Health Plan acquisition is expected to facilitate sales opportunities in Humana's existing Houston market. The acquisition is also anticipated to make Humana more attractive to national accounts.

     "The sale of Ochsner Health Plan reflects Ochsner Clinic Foundation's desire to reinvest its financial resources in its core business of providing excellent medical care to our patients," said Dr. Patrick J. Quinlan, chief executive officer of Ochsner Clinic Foundation. "We interviewed many companies and specifically chose Humana for its stability and strength. Ochsner physicians will continue to provide care for health plan members as part of a long-term relationship following the sale to Humana." Ochsner Clinic Foundation will retain ownership of all of its other entities including Ochsner Hospital and 25 clinic locations throughout southern Louisiana.

     "The transition should be seamless for Ochsner Health Plan members," said Terry Shilling, chief executive officer of Ochsner Health Plan. "In fact, we anticipate our members will experience broader products, options, and services as a result of this transaction."

     The transaction, which is subject to regulatory approval, is anticipated to close in the second quarter of 2004. Terms of the transaction were not disclosed.

     Humana expects the transaction to be neutral to its earnings in 2004. On December 8, 2003, Humana announced it was reevaluating its previously issued 2004 earnings guidance in light of the recently signed Medicare reform legislation, though the company does not anticipate a significant benefit to its earnings for that year from such legislation. Humana anticipates completing the analysis of its 2004 earnings guidance during the first quarter of 2004.

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This news release contains forward-looking statements. The forward-looking statements made in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2002;

  Form 10-Qs for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003.

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     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services -- through traditional and Internet-based plans -- to employer groups, government-sponsored plans, and individuals.

     More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to stockholders;

  Securities and Exchange Commission filings;

  Most recent investor conference presentation;

  Quarterly earnings press releases;

  Audio archives of recent earnings release conference calls;

  Calendar of events (future earnings release and conference call dates, times, and access numbers, planned participation in investor conferences).

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